Exhibit 3.1
Form 10-QSB
Ogden Golf Co. Corporation
File No. 333-105075

ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
OGDEN GOLF CO. CORPORATION

Authority is expressly granted to the Board of Directors of Ogden Golf Co. Corporation (the “Company”), at any time and from time to time, to issue the preferred shares of the Company in one or more series with such designations and characteristics as determined by the Board of Directors.

The President of the Company does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Company’s Articles of Incorporation and pursuant to the provisions of Section 16-10a-602 of the Utah Revised Business Corporation Act, the Company’s Board of Directors, pursuant to unanimous written consent in lieu of a meeting dated November 25, 2002, duly adopted a resolution providing for the designation of a series of preferred stock consisting of 100,000 shares of the Company’s preferred stock to be known as ASeries A Preferred Stock.

On December 19, 2002, the Company filed Articles of Amendment to its Articles of Incorporation (the “December 2002 Articles of Amendment”) to designate the Series A Preferred Stock.

In June 2005, the Company filed Articles of Amendment to its Articles of Incorporation to amend the terms of the Series A Preferred Stock.

On March 7, 2006, the Company’s Board of Directors, pursuant to unanimous written consent in lieu of a meeting, adopted a resolution modifying, amending and revising Section 10 of the December 2002 Articles of Amendment. Such resolution is as follows:

RESOLVED, that pursuant to the authority expressly granted and invested in the Board of Directors of this Company in accordance with the provisions of its Articles of Incorporation, Section 10 of the Articles of Amendment to Articles of Incorporation filed December 19, 2002 designating the Company’s Series A Preferred Stock which was amended in June 2005, shall be amended again, revised and modified to read as follows:

10. Condition Precedent to Conversion. In consideration of services rendered by various Series A Preferred Stockholders, all conditions precedent to the exercise of the Series A Preferred Stock shall, and hereby are waived. The holders of the Series A Preferred Stock may convert their shares of Series A Preferred Stock into Common Stock at any time from the date of filing of these Articles of Amendment until December 31, 2006. Any shares Series A Preferred Stock not converted by December 31, 2006 shall expire and be null and void.

All other terms and conditions of the Series A Preferred Stock as contained in the December 2002 Articles of Amendment shall remain as originally set forth in such December 2002 Articles of Amendment.

IN WITNESS WHEREOF, the undersigned president and secretary, having been thereunto duly authorized, have executed the foregoing Articles of Amendment to the Articles of Incorporation for the corporation this 7th day of March, 2006.

OGDEN GOLF CO. CORPORATION
By /s/ Mark Scharmann
President